Exhibit 99

Manning & Napier, Inc. Reports Fourth Quarter and Full Year 2020 Earnings Results

FAIRPORT, NY, February 9, 2021 - Manning & Napier, Inc. (NYSE: MN), (“Manning & Napier” or the "Company”) today reported 2020 fourth quarter and full year results for the period ended December 31, 2020.
Summary Highlights
•Assets under management ("AUM") at December 31, 2020 were $20.1 billion, compared to $19.2 billion at September 30, 2020
•Revenue for the fourth quarter was $33.5 million, an increase of 2% from the fourth quarter of 2019 and an increase of 5% from the third quarter of 2020
•Fourth quarter income before taxes was $5.7 million; the net income attributable to Manning & Napier, Inc. for the fourth quarter was $5.1 million, or $0.23 per diluted share
•On a non-GAAP basis, as defined in the Non-GAAP Financial Measures section below, economic net income for the fourth quarter was $5.7 million, or $0.26 per adjusted share
•On February 3, 2021, the Board of Directors approved a new share repurchase program of up to $10.0 million of Manning & Napier Inc. Class A common shares

"Our fourth quarter results were the culmination of a very strong year for our clients," remarked Marc Mayer, Chairman of the Board and Chief Executive Officer of Manning & Napier. "Amid one of the most challenging capital market and business environments in recent memory we delivered excellent results across almost all of our investment strategies, made key strides in repositioning and reinvigorating our sales efforts, and reached key milestones in the overhaul of our technological and operational infrastructure, all while adapting our business to the global pandemic. Additionally, we leveraged our financial strength to deliver accretion to shareholders. We are proud of our accomplishments in 2020 for both clients and shareholders, and we look forward to what we will achieve this year and beyond."
Fourth Quarter 2020 Financial Review
Manning & Napier reported fourth quarter 2020 revenue of $33.5 million, an increase of 2% from revenue of $32.7 million reported in the fourth quarter of 2019, and an increase of approximately $1.4 million, or 5%, from revenue of $32.1 million reported in the third quarter of 2020. These changes in revenue resulted primarily from changes in average AUM over the same periods. Average AUM for the quarter was $19.5 billion, a 1% decrease from the fourth quarter of 2019 and a 1% increase from the third quarter of 2020, when average AUM was $19.6 billion and $19.2 billion, respectively. Revenue as a percentage of average AUM was 0.68% for the fourth quarter of 2020, compared to 0.66% for the fourth quarter of 2019 and 0.66% for the third quarter of 2020.
Total operating expenses for the fourth quarter of 2020 were $28.9 million, a decrease of $8.3 million, or 22%, compared with the fourth quarter of 2019, and an increase of $1.1 million, or 4%, compared with the third quarter of 2020 due to the factors described below.
Compensation and related costs were $19.2 million for the fourth quarter of 2020, a decrease of $0.7 million, or 4%, compared with the fourth quarter of 2019 and an increase of $0.5 million, or 3%, compared with the third quarter of 2020. The change in the current quarter compared to the fourth quarter of 2019 was driven by a decrease in our workforce and a reduction in employee severance costs, partially offset by an increase in incentive compensation for our investment team resulting from investment performance. The change in the current quarter compared to the third quarter of 2020 was driven by an increase in employee severance costs as well as increases in incentive compensation for our sales team. Excluding employee severance costs, compensation and related costs as a percentage of revenue were 56% for the fourth quarter of 2020, compared with 57% in the fourth quarter of 2019 and 58% for the third quarter of 2020.
Distribution, servicing and custody expenses for the fourth quarter of 2020 decreased by $0.4 million, or 15% compared with the fourth quarter of 2019, and decreased by $0.2 million, or 7%, compared with the third quarter of 2020. The changes in these expenses for the fourth quarter of 2020 as compared to both prior periods resulted primarily from the corresponding changes in average mutual fund and collective AUM as well as changes in our business mix.
Other operating costs decreased by $7.1 million, or 49%, compared with the fourth quarter of 2019, and increased by $0.8 million, or 12%, compared with the third quarter of 2020. The decrease in other costs compared to the fourth quarter of 2019 was driven by the $6.3 million of expenses recognized during 2019 related to our technology upgrade initiatives, coupled with an overall reduction in operational costs resulting from COVID-19 including a decrease in travel and facility costs. The increase in other operating costs compared to the third quarter of 2020 is driven by the recognition of a $1.2 million gain, offsetting prior quarter other operating costs, related to the reimbursement of prior expenses paid on behalf of its affiliated mutual funds and collective investment trusts ("the Funds and CITs") upon the settlement of the Funds and CITs claim against a third party. Other operating costs as a percentage of revenue decreased for the fourth quarter of 2020 to 22%, compared to 44% for the fourth quarter of 2019 and 21% for the third quarter of 2020.
Operating income was $4.6 million for the fourth quarter of 2020, an increase of approximately $9.0 million from an operating loss of $4.5 million for the fourth quarter of 2019, and an increase of $0.3 million from operating income of $4.3 million for the third quarter of 2020. Operating margin for the fourth quarter of 2020 increased to 14%, compared with negative 14% for the fourth quarter of 2019 and 13% for the third quarter of 2020.
Non-operating income was $1.1 million for the quarter, compared to non-operating income of $1.3 million and $0.6 million for the fourth quarter of 2019 and third quarter of 2020, respectively. The fourth quarter of 2020 includes approximately $0.9 million of net gains on investments held by the Company, compared to $0.5 million in the fourth quarter of 2019 and $0.4 million in the third quarter of 2020. Interest and dividend income for the fourth quarter of 2020 was $0.1 million, compared to $0.8 million and $0.1 million in the fourth quarter of 2019 and the third quarter of 2020, respectively.
Income before provision for income taxes was $5.7 million for the quarter, compared to a loss of $3.1 million in the fourth quarter of 2019 and income of $4.8 million in the third quarter of 2020. The Company recognized a benefit from income taxes of $0.1 million in the fourth quarter of 2020 and $0.3 million in the fourth quarter of 2019 and a provision for income taxes of $1.7 million for the third quarter of 2020. The fourth quarter of 2020 benefit from income taxes included the discrete benefits received from the vesting of equity awards and exercise of stock options during the quarter.
Net income attributable to the controlling and the non-controlling interests for the fourth quarter of 2020 was $5.7 million, compared to net loss attributable to the controlling and the non-controlling interests of $2.9 million in the fourth quarter of 2019 and net income of $3.1 million in the third quarter of 2020. Net income attributable to Manning & Napier, Inc. for the fourth quarter of 2020 was $5.1 million, or $0.31 per basic and $0.23 per diluted share, compared to a net loss of $0.4 million, or $0.02 net loss per basic and diluted share, in the fourth quarter of 2019 and net income of $2.5 million, or $0.15 per basic and $0.13 per diluted share, in the third quarter of 2020 and reflects the public ownership of the Company’s subsidiary, Manning & Napier Group. The remaining ownership interest is attributable to the other members of Manning & Napier Group.
On a Non-GAAP basis, as defined in the Non-GAAP Financial Measures section of this release, Manning & Napier reported fourth quarter 2020 economic income of $6.4 million, compared to economic income of $5.3 million in the fourth quarter of 2019 and $5.2 million in the third quarter of 2020. The Company reported economic net income of $5.7 million, or $0.26 per adjusted share, in the fourth quarter of 2020 compared to $3.8 million, or $0.05 per adjusted share, in the fourth quarter of 2019 and $3.2 million, or $0.14 per adjusted share, in the third quarter of 2020. The Company's adjusted income taxes during the fourth quarter of of 2020 were $0.7 million, compared to $1.5 million and $2.0 million for the fourth quarter of 2019 and the third quarter of 2020, respectively.

Twelve months ended December 31, 2020 Financial Review
Manning & Napier reported 2020 revenue of $127.0 million, a decrease of 7% from revenue of $136.0 million reported in 2019. This decrease was driven by changes in average AUM, which decreased by 7% from the prior year to $19.0 billion in 2020. Revenue as a percentage of average AUM was 0.67% for the twelve-month period ended December 31, 2020, compared with 0.66% for the prior year.
Total operating expenses for 2020 were $113.2 million, a decrease of $20.1 million, or 15%, from 2019.
Compensation and related costs for the full year of 2020 decreased by $6.6 million, or 8%, when compared to the same period in 2019. This change was primarily driven by a decrease in our workforce, coupled with a reduction in employee severance costs and sales incentives. This decrease was partially offset by an increase in incentive compensation for our investment team resulting from investment performance. Excluding employee severance costs, compensation and related costs as a percentage of revenue were 58% for 2020 compared to 57% for the prior year.
Distribution, servicing and custody expenses for 2020 decreased by $2.3 million, or 19%, from the same period in 2019. The decrease in distribution, servicing and custody expense resulted from decreases in average mutual fund and collective trust AUM, which decreased by 11% from 2019 as well as the completion of the Advisor's mutual fund fee restructure initiative during the first quarter of 2019, where a portion of these expenses are now borne by the mutual funds directly.
Other operating costs for 2020 decreased by $11.2 million, or 28%, when compared to 2019. This change was primarily driven by an overall reduction in operational costs resulting from COVID-19 including a decrease in travel and facility costs, $6.3 million of expenses recognized during 2019 related to our technology upgrade initiatives and $1.2 million gain recognized during 2020, which offset other operating costs, related to the reimbursement of prior expenses paid on behalf of the Funds and CITs, both of which are described in the Fourth Quarter 2020 Financial Review section of this release. Other operating costs as a percentage of revenue were 23% for 2020, compared with 29% for the same period in 2019.
Operating income was $13.8 million for 2020, an increase of $11.1 million, or 410%, from $2.7 million in 2019. Operating margin for 2020 was 11% compared to the prior year of 2%.
Non-operating income for 2020 was less than $0.1 million, a decrease of approximately $7.6 million from non-operating income of $7.6 million for the same period in 2019. The 2020 period includes $0.9 million net gains on investments held by the Company, compared to $1.7 million in the same period of 2019. Interest and dividend income for 2020 was $0.9 million, compared to $3.3 million in 2019. Also included in non-operating income for 2020 was an expense of $1.8 million, compared to $0.2 million recognized for the same period of 2019, related to changes in the Company's expected tax benefits under the tax receivable agreement with the other holders of units of Manning & Napier Group and the corresponding changes in the payment of such benefits. In addition, 2019 includes the $2.9 million gain from the Company's sale of Perspective Partners, LLC during the third quarter of 2019.
Income before provision for income taxes was $13.8 million for 2020, compared to $10.3 million in 2019, a 34% increase. The Company recognized a benefit from income taxes of $0.1 million for 2020 compared to a provision of $0.4 million in 2019. The change is attributed to the enactment of the Coronavirus Aid, Relief, and Economic Security Act ("CARES Act") on March 27, 2020 which includes, among other things, the elimination of certain restrictions on net operating losses. As a result, the Company recognized an income tax benefit related to the favorable rate applied to its net operating losses. This decrease is partially offset by a higher portion of Manning & Napier Group's earnings subject to taxation at the C-Corporation level. Manning & Napier Inc.'s ownership of Manning & Napier Group increased as a result of the redemption and subsequent retirement of 60,012,419 Class A units of Manning & Napier Group on May 11, 2020.
Net income attributable to the controlling and the non-controlling interests was $13.9 million and $9.9 million for the twelve months ended December 31, 2020 and 2019, respectively. Net income attributable to Manning & Napier, Inc. for 2020 was $10.0 million, or $0.61 per basic and $0.29 per diluted share, compared to $1.4 million, or $0.10 per basic and $0.09 diluted share in the same period of 2019.
On a Non-GAAP basis, as defined in the Non-GAAP Financial Measures section of this release, Manning & Napier reported economic income of $16.7 million for the twelve months ended December 31, 2020 compared to $18.5 million in 2019. Economic net income for 2020 was $14.4 million, or $0.33 per adjusted share, compared to $13.2 million, or $0.17 per adjusted share in the same period of 2019. The Company's adjusted income taxes during the twelve months ended December 31, 2020 were $2.2 million, compared to $5.4 million in the same period of 2019.

The adjusted income taxes in the twelve months ended December 31, 2020 includes the income tax benefit attributed to the enactment of the CARES Act, as discussed above.
Assets Under Management
As of December 31, 2020, AUM was $20.1 billion, an increase of 5% from $19.2 billion as of September 30, 2020 and an increase of 3% from $19.5 billion as of December 31, 2019. The composition of the Company's AUM across portfolios as of December 31, 2020 was 67% in blended assets, 28% in equity, and 5% in fixed income, compared with 70% in blended assets, 25% in equity, and 5% in fixed income at September 30, 2020, and 69% in blended assets, 26% in equity, and 5% in fixed income at December 31, 2019. By channel, the composition of the Company's AUM at December 31, 2020 was approximately 44% in wealth management and 56% in institutional and intermediary.
Since September 30, 2020, AUM increased by $0.9 billion. This increase in AUM was attributable to approximately $1.7 billion in market appreciation, partially offset by net client outflows of approximately $0.8 billion. The net client outflows of $0.8 billion consisted of wealth management net outflows of $0.1 billion, as well as institutional and intermediary net outflows of $0.7 billion. The annualized separate account retention rate for the three months ended December 31, 2020 was 98%, compared to 60% for the three months ended December 31, 2019 as well as 96% for the 12 months ended December 31, 2020, compared to 83% for the full year 2019.
When compared to December 31, 2019, AUM increased by over $0.6 billion from $19.5 billion, including increases of approximately $0.2 billion, or 2%, in wealth management AUM and approximately $0.4 billion, or 4%, in institutional and intermediary AUM. The $0.6 billion increase in AUM from December 31, 2019 to December 31, 2020 was attributable to market appreciation of $3.0 billion, partially offset by net client outflows of approximately $2.3 billion. The net client outflows of $2.3 billion consisted of approximately $0.5 billion of net outflows in our wealth management sales channel and $1.8 billion of net outflows within our institutional and intermediary sales channel.
Balance Sheet
Cash and cash equivalents, and investments totaled $81.1 million as of December 31, 2020, compared to $75.6 million as of September 30, 2020. The increase in cash and cash equivalents and investments of approximately $5.5 million during the quarter was driven primarily by cash generated from operations for the quarter, including net income after adjustment for non-cash items coupled with changes in operating assets and liabilities.
Share Repurchase
On February 3, 2021, the Board of Directors approved a new share repurchase program authorizing the purchase of up to $10.0 million of Manning & Napier Inc. Class A common shares. The authority to repurchase shares will be exercised from time to time as market conditions warrant, is subject to regulatory considerations and will expire on December 31, 2021. The timing, amount, and other terms and conditions of any repurchases will be determined by management at its discretion based on a variety of factors, including the market price of shares, general market and economic conditions, and legal requirements. It is possible that no shares will be repurchased. The repurchase program may be modified, discontinued or suspended at any time. The Company currently intends to fund the program through cash on hand and future cash flow.
Summary of Presentation Changes
As of January 1, 2020, the Company revised its presentation of investment management revenue within its consolidated statements of operations. Investment management revenue, previously presented by investment vehicle, has been disaggregated to present investment management revenue by sales channel. Concurrently, the Company revised the presentation of AUM activity previously reported by investment vehicle to present this activity by sales channel.
Amounts for the comparative prior periods have been reclassified to conform to the current period presentation. These reclassifications had no impact on previously reported net income and do not represent a restatement of any previously published financial results.
The Company has revised its sales channel classification of investment management revenues for the fourth quarter of 2019 to properly present these revenues as either wealth management or institutional and intermediary investment management revenues, in accordance with the presentation changes discussed above. The Company assessed the materiality of this item and concluded that the reclassification was not material as there was no impact on total revenue, operating income, or net income.

Conference Call
Manning & Napier will host a conference call to discuss its 2020 fourth quarter and full year financial results on Tuesday, February 9, 2021, at 5:00 p.m. ET. To access the teleconference, please dial 706-758-9224 (domestic and international) approximately ten minutes before the teleconference’s scheduled start time and reference ID# 8297218. A live webcast will also be available on the investor relations portion of Manning & Napier’s website at http://ir.manning-napier.com/. A supplemental slide deck will be posted to the Company's website prior to the call.
If you are unable to access the live teleconference, a replay will be available beginning approximately two hours after the call’s completion and available through February 23, 2021. The teleconference replay can be accessed by dialing 404-537-3406 (domestic and international) and entering the ID# 8297218. A webcast replay will also be available on the investor relations portion of Manning & Napier’s website at http://ir.manning-napier.com/.
Non-GAAP Financial Measures
To provide investors with greater insight into operating results, promote transparency, facilitate comparison of period-to-period results, and to allow a more comprehensive understanding of information used by management in its financial and operational decision-making, the Company supplements its consolidated statements of operations presented in accordance with accounting principles generally accepted in the United States of America ("GAAP") with non-GAAP financial measures of earnings. Please refer to the schedule in this release for a reconciliation of non-GAAP financial measures to GAAP measures.
Beginning with the release of our operating results for the third quarter of 2019, as supplemental information we began providing a new non-GAAP measure, economic income. Management uses economic income, economic net income and economic net income per adjusted share as financial measures to evaluate the profitability and efficiency of the Company’s business as a whole in the ordinary, ongoing and customary course of its operations. Economic income, economic net income and economic net income per adjusted share are not presented in accordance with GAAP.
Economic income, for periods beginning in and subsequent to January 1, 2019, presents a financial measure of the controlling and non-controlling interests of Manning & Napier Group and excludes from income before provision for income taxes strategic restructuring and transaction costs, net. We define strategic restructuring and transaction costs, net, as items related to our ongoing strategic review focused on the evolution of our distribution strategy and technology initiatives. These include severance-related costs, certain consulting and other professional service fees, lease and other contract termination costs, and gain or loss on sale of a business. Non-GAAP measures for the first and second quarters of 2019 have been restated to conform to the current period presentation.
Economic net income is a non-GAAP measure of after-tax operating performance for the controlling and non-controlling interests of Manning & Napier Group and equals the Company’s income before provision for income taxes less adjusted income taxes. Adjusted income taxes are estimated assuming the exchange of all outstanding units of Manning & Napier Group into Class A common stock on a one-to-one basis. Therefore, all income of Manning & Napier Group allocated to the units of Manning & Napier Group is treated as if it were allocated to Manning & Napier and represents an estimate of income tax expense/(benefit) at an effective rate of 10.4%, 29.0% and 39.3% for the three-month periods ended December 31, 2020, December 31, 2019 and September 30, 2020, respectively, and 13.3% and 29.0% for the twelve months ended December 31, 2020 and 2019, respectively, reflecting assumed federal, state and local income taxes.
Economic net income per adjusted share is equal to economic net income divided by the weighted average number of adjusted Class A common shares outstanding. The number of weighted average adjusted Class A common shares outstanding for all periods presented is determined by assuming the weighted average exchangeable units of Manning & Napier Group, weighted average unvested restricted stock units, weighted average unvested restricted stock awards and weighted average vested stock options are converted into the Company’s outstanding Class A common stock as of the respective reporting date, on a one-to-one basis. The Company’s management uses economic net income, among other financial data, to determine the earnings available to distribute as dividends to holders of its Class A common stock and to the holders of the units of Manning & Napier Group.
Investors should consider the non-GAAP financial measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. Additionally, the Company’s non-GAAP financial measures may differ from similar measures used by other companies, even if similar terms are used to identify such measures.

About Manning & Napier, Inc.
Manning & Napier (NYSE: MN) provides a broad range of investment solutions through separately managed accounts, mutual funds, and collective investment trust funds, as well as a variety of consultative services that complement our investment process. Founded in 1970, we offer equity, fixed income and alternative strategies, as well as a range of blended asset portfolios, including life cycle funds. We serve a diversified client base of high-net-worth individuals and institutions, including 401(k) plans, pension plans, Taft-Hartley plans, endowments and foundations. For many of these clients, our relationship goes beyond investment management and includes customized solutions that address key issues and solve client-specific problems. We are headquartered in Fairport, NY and had 276 employees as of December 31, 2020.
Safe Harbor Statement
This press release and other statements that the Company may make may contain forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect the Company’s current views with respect to, among other things, its operations and financial performance. Words like “believes,” “expects,” “may,” “estimates,” “will,” “should,” “intends,” “plans,” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, are used to identify forward-looking statements, although not all forward-looking statements contain these words. Although the Company believes that it is basing its expectations and beliefs on reasonable assumptions within the bounds of what it currently knows about its business and operations, there can be no assurance that its actual results will not differ materially from what the Company expects or believes. Some of the factors that could cause the Company’s actual results to differ from its expectations or beliefs include, without limitation: changes in securities or financial markets or general economic conditions; the impact of COVID-19 on the U.S. and global economy; a decline in the performance of the Company’s products; client sales and redemption activity; any loss of an executive officer or key personnel; changes in the Company’s business related to strategic acquisitions and other transactions; the Company’s ability to successfully deploy new technology platforms and upgrades; changes of government policy or regulations; and other risks discussed from time to time in the Company’s filings with the Securities and Exchange Commission.
Contacts
Investor Relations:
Sean Silva
Prosek Partners
646-818-9122
ssilva@prosek.com
Public Relations:
Nicole Kingsley Brunner
Manning & Napier, Inc.
585-325-6880
nbrunner@manning-napier.com
Source Manning & Napier

Manning & Napier, Inc.
Consolidated Statements of Operations
(in thousands, except share data)
(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Revenues
Management Fees
Wealth management	$15,000	$13,743	$13,670	$56,334	$56,583
Institutional and intermediary	13,913	13,534	14,123	52,169	59,050
Distribution and shareholder servicing	2,157	2,424	2,467	9,274	10,227
Custodial services	1,578	1,577	1,606	6,217	6,864
Other revenue	864	789	866	3,040	3,277
Total revenue	33,512	32,067	32,732	127,034	136,001
Expenses
Compensation and related costs	19,150	18,605	19,854	74,397	80,967
Distribution, servicing and custody expenses	2,405	2,596	2,832	10,239	12,568
Other operating costs	7,389	6,611	14,526	28,586	39,758
Total operating expenses	28,944	27,812	37,212	113,222	133,293
Operating income (loss)	4,568	4,255	(4,480)	13,812	2,708
Non-operating income (loss)
Non-operating income, net	1,095	550	1,349	8	7,597
Income (loss) before provision for income taxes	5,663	4,805	(3,131)	13,820	10,305
Provision for (benefit from) income taxes	(78)	1,738	(275)	(106)	448
Net income (loss) attributable to the controlling and the noncontrolling interests	5,741	3,067	(2,856)	13,926	9,857
Less: net income (loss) attributable to the noncontrolling interests	648	560	(2,490)	3,922	8,424
Net income (loss) attributable to Manning & Napier, Inc.	$5,093	$2,507	$(366)	$10,004	$1,433

Net income (loss) per share available to Class A common stock
Basic	$0.31	$0.15	$(0.02)	$0.61	$0.10
Diluted	$0.23	$0.13	$(0.02)	$0.29	$0.09
Weighted average shares of Class A common stock outstanding
Basic	16,464,182	16,176,280	15,375,469	16,147,469	15,216,707
Diluted	21,733,694	18,928,954	15,375,469	41,611,219	77,973,919

Manning & Napier, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Measures
(in thousands, except share data)
(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019

Net income (loss) attributable to Manning & Napier, Inc.	$5,093	$2,507	$(366)	$10,004	$1,433
Add back: Net income (loss) attributable to the noncontrolling interests	648	560	(2,490)	3,922	8,424
Add back: Provision for (benefit from) income taxes	(78)	1,738	(275)	(106)	448
Income (loss) before provision for income taxes	5,663	4,805	(3,131)	13,820	10,305
Add back: Strategic restructuring and transaction costs, net (1)	748	414	8,440	2,839	8,224
Economic income (Non-GAAP)	6,411	5,219	5,309	16,659	18,529
Adjusted income taxes (Non-GAAP)	669	2,049	1,539	2,210	5,373
Economic net income (Non-GAAP)	$5,742	$3,170	$3,770	$14,449	$13,156

Weighted average shares of Class A common stock outstanding - Basic	16,464,182	16,176,280	15,375,469	16,147,469	15,216,707
Assumed vesting, conversion or exchange of:
Weighted average Manning & Napier Group, LLC units outstanding (noncontrolling interest)	2,021,781	2,021,781	62,034,200	23,501,636	62,470,304
Weighted average unvested restricted stock units and stock awards	3,473,725	3,562,979	1,504,658	3,348,864	1,705,445
Weighted average vested stock options	319,351	634,481	—	378,376	—
Weighted average adjusted shares (Non-GAAP)	22,279,039	22,395,521	78,914,327	43,376,345	79,392,456

Economic net income per adjusted share (Non-GAAP)	$0.26	$0.14	$0.05	$0.33	$0.17

(1) Strategic restructuring and transaction costs, net, are included in the following financial statement line items of our Consolidated Statements of Operations:

Compensation and benefits	$500	$63	$1,619	$1,403	$3,406
Other operating costs	248	351	6,821	1,436	7,701
Gain on sale of business	—	—	—	—	(2,883)
Total strategic restructuring and transaction costs, net	$748	$414	$8,440	$2,839	$8,224

Manning & Napier, Inc.
Assets Under Management ("AUM")
(in millions)
(unaudited)

For the three months ended:	Sales Channel (4)			Portfolio
	Wealth Management	Institutional and Intermediary	Total	Blended Asset	Equity	Fixed Income	Total
As of September 30, 2020	$8,102.6	$11,142.5	$19,245.1	$13,367.7	$4,872.6	$1,004.8	$19,245.1
Gross client inflows (1)	290.6	313.8	604.4	377.8	199.0	27.6	604.4
Gross client outflows (1)	(432.9)	(987.4)	(1,420.3)	(1,157.0)	(236.0)	(27.3)	(1,420.3)
Market appreciation/(depreciation) & other (2)	946.1	744.1	1,690.2	970.3	709.7	10.2	1,690.2
As of December 31, 2020	$8,906.4	$11,213.0	$20,119.4	$13,558.8	$5,545.3	$1,015.3	$20,119.4
Average AUM for period	$8,616.4	$10,847.9	$19,464.3	$13,310.9	$5,145.8	$1,007.6	$19,464.3

As of June 30, 2020	$8,334.4	$10,305.9	$18,640.3	$13,075.3	$4,561.7	$1,003.3	$18,640.3
Gross client inflows (1)	250.7	343.7	594.4	461.3	104.2	28.9	594.4
Gross client outflows (1)	(304.9)	(674.8)	(979.7)	(756.6)	(191.4)	(31.7)	(979.7)
AUM Reclassification (3)	(266.8)	266.8	—	—	—	—	—
Market appreciation/(depreciation) & other (2)	89.2	900.9	990.1	587.7	398.1	4.3	990.1
As of September 30, 2020	$8,102.6	$11,142.5	$19,245.1	$13,367.7	$4,872.6	$1,004.8	$19,245.1
Average AUM for period	$8,093.3	$11,129.6	$19,229.9	$13,432.5	$4,785.3	$1,005.1	$19,222.9

As of September 30, 2019	$8,374.9	$12,098.3	$20,473.2	$13,387.5	$6,032.2	$1,053.5	$20,473.2
Gross client inflows (1)	565.0	289.3	854.3	368.5	456.9	28.9	854.3
Gross client outflows (1)	(1,010.1)	(1,869.9)	(2,880.0)	(826.1)	(1,983.8)	(70.1)	(2,880.0)
Market appreciation/(depreciation) & other (2)	786.6	246.0	1,032.6	543.4	483.5	5.7	1,032.6
As of December 31, 2019	$8,716.4	$10,763.7	$19,480.1	$13,473.3	$4,988.8	$1,018.0	$19,480.1
Average AUM for period	$8,589.3	$11,028.5	$19,617.8	$13,370.1	$5,211.9	$1,035.8	$19,617.8

For the twelve months ended:	Sales Channel (4)			Portfolio
	Wealth Management	Institutional and Intermediary	Total	Blended Asset	Equity	Fixed Income	Total
As of December 31, 2019	$8,716.4	$10,763.7	$19,480.1	$13,473.3	$4,988.8	$1,018.0	$19,480.1
Gross client inflows (1)	936.7	1,483.7	2,420.4	1,633.8	639.8	146.8	2,420.4
Gross client outflows (1)	(1,473.8)	(3,267.0)	(4,740.8)	(3,581.8)	(951.6)	(207.4)	(4,740.8)
Market appreciation/(depreciation) & other (2)	727.1	2,232.6	2,959.7	2,033.5	868.3	57.9	2,959.7
As of December 31, 2020	$8,906.4	$11,213.0	$20,119.4	$13,558.8	$5,545.3	$1,015.3	$20,119.4
Average AUM for period	$8,392.3	$10,565.8	$18,958.1	$13,177.6	$4,769.1	$1,011.4	$18,958.1

As of December 31, 2018	$8,700.9	$11,462.7	$20,163.6	$13,532.2	$5,501.9	$1,129.5	$20,163.6
Gross client inflows (1)	1,186.7	1,542.4	2,729.1	1,431.4	1,105.0	192.7	2,729.1
Gross client outflows (1)	(2,560.8)	(4,651.9)	(7,212.7)	(3,754.4)	(3,071.1)	(387.2)	(7,212.7)
Market appreciation/(depreciation) & other (2)	1,389.6	2,410.5	3,800.1	2,264.1	1,453.0	83.0	3,800.1
As of December 31, 2019	$8,716.4	$10,763.7	$19,480.1	$13,473.3	$4,988.8	$1,018.0	$19,480.1
Average AUM for period	$8,836.2	$11,641.0	$20,477.2	$13,577.5	$5,816.3	$1,083.4	$20,477.2
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1.Transfers of client assets between portfolios are included in gross client inflows and gross client outflows.
2.Market appreciation/(depreciation) and other includes investment gains/(losses) on assets under management, the impact of     changes in foreign exchange rates and net flows from non-sales related activities including net reinvested dividends.

3.During the third quarter of 2020, the Company identified certain Institutional and Intermediary assets that were incorrectly allocated to the Wealth Management Sales Channel as of June 30, 2020. The difference had no impact to total AUM or AUM by Portfolio as of June 30, 2020 and were reclassified to the appropriate Sales Channel during the third quarter of 2020.
4.Assets under management and gross client flows between sales channels have been estimated based upon preliminary data. For a limited portion of our mutual fund assets under management, reporting by sales channel is not available at the time of this release. Such estimates have no impact on total AUM, total cash flows, or AUM by investment portfolio reported in the table above.
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